$167,302,000

                   RESIDENTIAL ASSET SECURITIES CORPORATION
                                    Company

                        RESIDENTIAL FUNDING CORPORATION
                                Master Servicer

                Mortgage Asset-Backed Pass-Through Certificates
                                Series 1999-RS2

                        Supplement dated July 14, 1999
                                      to
                  Prospectus Supplement dated June 28, 1999
                                      to
                        Prospectus dated July 23, 1998


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated June 28, 1999.

      The Prospectus Supplement is hereby revised to add the following section as an additional section after "Description of the Mortgage Pool--General"

Loans in Breach of a Representation

      As of the Cut-off Date, 0.26% and 2.22% of the Group I Loans and Group II Loans, respectively, were in foreclosure. Since this constitutes a breach of a delinquency representation made by Residential Funding, these Mortgage Loans will be repurchased from the Trust Fund by Residential Funding on July 19, 1999. As a result, $332,550 and $951,066 will be paid to the holders of the Class A-I-1 Certificates and Class A-II Certificates, respectively, as principal on the Distribution Date in July 1999, in addition to the other distributions to be made to such Certificates on such Distribution Date.


                             Prudential Securities
                                  Underwriter

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until September 27, 1999.



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